Exhibit 99.1
Solera Holdings, Inc. Reports Second Quarter 2015 Results
Second Quarter Revenues of $282.7 Million, up 18.3% on a Reported Basis and up 23.8% on a Constant Currency Basis; Adjusted EBITDA up 15.0% on a Reported Basis and up 21.8% on a Constant Currency Basis;
Company Updates Guidance and Announces Quarterly Dividend
WESTLAKE, Texas, February 5, 2015/PRNewswire/ – Solera Holdings, Inc. (NYSE: SLH), a leading provider of software and services to the global P&C insurance claims processing and decision support industries, focused on risk and asset management of vehicles as well as property, today reported results for the second quarter of fiscal year 2015.
Results for the Second Quarter Ended December 31, 2014:
GAAP Results

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Revenues for the second quarter were $282.7 million, an 18.3% increase over the prior year second quarter revenues of $238.9 million. On a constant currency basis, revenues for the second quarter increased by approximately 23.8% over the prior year second quarter revenues;

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Net income attributable to Solera Holdings, Inc. for the second quarter was $4.4 million, as compared to prior year second quarter net loss attributable to Solera Holdings, Inc. of $51.1 million. The net loss attributable to Solera Holdings, Inc. reported in the prior year second quarter was primarily due to certain non-recurring charges as described below;

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Diluted net income attributable to Solera Holdings, Inc. per common share for the second quarter was $0.06, as compared to prior year second quarter diluted net loss attributable to Solera Holdings, Inc. per common share of $0.74 resulting from the net loss attributable to Solera Holdings, Inc. incurred in the prior year second quarter.

"We are pleased to report our highest quarterly revenue ever of $282.7 million on a GAAP basis and our highest organic growth in over five years," said Tony Aquila, Solera's founder, Chairman and Chief Executive Officer.  "Our Cash EPS of $0.77 cents and Adjusted EBITDA of $115.7 million represent a 20.3% and 15.0% increase, respectively, over the prior year. We are very encouraged by our business opportunities as we continue to develop a diversified offering for insurers, OEMs, dealers, the SMR industry and beyond, creating a unique marketplace that empowers the customer’s customer to manage their vehicle lifecycle digitally.”
Non-GAAP Results

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Adjusted EBITDA for the second quarter was $115.7 million, a 15.0% increase over the prior year second quarter Adjusted EBITDA of $100.6 million. On a constant currency basis, Adjusted EBITDA for the second quarter increased by 21.8% over the prior year second quarter Adjusted EBITDA;

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Adjusted EBITDA margin for the second quarter was 40.9%, a 120 basis point decrease over the prior year second quarter Adjusted EBITDA margin of 42.1%. On a constant currency basis, Adjusted EBITDA margin for the second quarter was 41.4%, a 70 basis point decrease over the prior year second quarter Adjusted EBITDA margin;

•	Adjusted Net Income for the second quarter was $52.9 million, an 18.4% increase over the prior year second quarter Adjusted Net Income of $44.7 million;

•	Cash EPS for the second quarter was $0.77, a 20.3% increase over the prior year second quarter Cash EPS of $0.64.
Business Statistics

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EMEA revenues were $134.7 million for the second quarter, representing a 5.4% increase over the prior year second quarter. On a constant currency basis, EMEA revenues for the second quarter increased 14.0% over the prior year second quarter. After excluding the revenue of CAP Automotive ("CAP"), EMEA revenues increased 1.5% over the prior year second quarter and, on a constant currency basis, increased 9.9% over the prior year second quarter;

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Americas revenues were $148.0 million for the second quarter, representing a 33.2% increase over the prior year second quarter. On a constant currency basis, Americas revenues for the second quarter increased 35.1% over the prior year second quarter. After excluding the revenues of Service Repair Solutions, Inc. ("SRS") and the Insurance and Services Division of Pittsburgh Glass Works, LLC ("I&S"), Americas revenues increased 5.9% over the prior year second quarter and, on a constant currency basis, increased 8.2% over the prior year second quarter;

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Revenues from insurance company customers were $112.2 million for the second quarter, representing a 16.5% increase over the prior year second quarter. On a constant currency basis, revenues from insurance company customers for the second quarter increased 22.0% over the prior year second quarter;

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Revenues from collision and glass repair facility customers were $72.3 million for the second quarter, representing a nominal increase over the prior year second quarter. On a constant currency basis, revenues from collision and glass repair facility customers for the second quarter increased 7.0% over the prior year second quarter;

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Revenues from independent assessors were $18.2 million for the second quarter, representing a 9.2% decrease over the prior year second quarter. On a constant currency basis, revenues from independent assessors for the second quarter increased 0.1% over the prior year second quarter;

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Revenues from service, maintenance and repair facilities customers, were $31.8 million for the second quarter, representing a 114.7% increase over the prior year second quarter on both an actual and constant currency basis.

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Revenues from automotive recycling, salvage, dealership and other customers were $48.2 million for the second quarter, representing a 35.6% increase over the prior year second quarter. On a constant currency basis, revenues from automotive recycling, salvage, dealership and other customers for the second quarter increased 38.6% over the prior year second quarter.

Prior Year Second Quarter Net Loss Attributable to Solera Holdings, Inc.:

The net loss attributable to Solera Holdings, Inc. reported in the prior year second quarter was primarily attributable to a one-time charge associated with the November 2013 redemption of our senior unsecured notes due 2018 ("2018 Senior Notes") of $39.1 million, which is net of the related income tax benefit of $21.1 million, and establishing a valuation allowance on our U.S. deferred tax assets of $29.7 million.

Absent the charge associated with the redemption of our 2018 Senior Notes, net of the related income tax benefit, and the U.S. deferred tax asset valuation allowance, on a pro forma basis, we would have generated net income attributable to Solera Holdings, Inc. of approximately $17.7 million in the prior year second quarter. The 75.1% decrease in net income attributable to Solera Holdings, Inc. for the second quarter, as compared to pro forma net income attributable to Solera Holdings, Inc. for the prior year second quarter, is primarily due to increased acquired intangible asset amortization expense and acquisition and related costs due to our recent acquisitions of SRS, I&S and CAP.
Fiscal Year 2015 Outlook:
We are updating our previous outlook for our full fiscal year ending June 30, 2015 announced on November 6, 2014 as follows:

	Previous Fiscal Year 2015 Outlook	Current Fiscal Year 2015 Outlook
Revenues	$1,130 million — $1,150 million	$1,130 million — $1,150 million
Net income attributable to Solera Holdings, Inc.	$54 million — $68 million	$21 million — $35 million
Adjusted EBITDA	$458 million — $472 million	$458 million — $472 million
Adjusted Net Income	$220 million — $231 million	$211 million — $221 million
Cash EPS	$3.19 — $3.34	$3.09 — $3.24
The current fiscal year 2015 outlook above assumes constant currency exchange rates from those currently prevailing, no further acquisitions of businesses, no further repurchases of our common stock and an assumed 26% tax rate to calculate Adjusted Net Income.
Exchange rates between most of the major foreign currencies we use to transact our business and the U.S. dollar have fluctuated significantly over the last few years and we expect that they will continue to fluctuate. The majority of our revenues and costs are denominated in Euros, Pound Sterling, Swiss francs, Canadian dollars and other international currencies. The following table provides the average quarterly exchange rates for the Euro and Pound Sterling since the beginning of fiscal year 2014:

Period	Average Euro-to- U.S. Dollar Exchange Rate	Average Pound Sterling-to-U.S. Dollar Exchange Rate
Quarter ended September 30, 2013	$1.32	$1.55
Quarter ended December 31, 2013	1.36	1.62
Quarter ended March 31, 2014	1.37	1.65
Quarter ended June 30, 2014	1.37	1.68
Quarter ended September 30, 2014	1.33	1.67
Quarter ended December 31, 2014	1.25	1.58
During the three months ended December 31, 2014 as compared to the three months ended December 31, 2013, the U.S. dollar strengthened against most major foreign currencies we use to transact our business. Relative to the Euro and the Pound Sterling, the average U.S. dollar strengthened by 8.2% and 2.2%, respectively, which decreased our revenues and expenses for the three months ended December 31, 2014 relating to the Euro markets in which we transact business and the United Kingdom. A hypothetical 5% increase or decrease in the U.S. dollar versus other currencies in which we transact our business would have resulted in an increase or decrease, as the case may be, to our revenues of $7.9 million and $16.0 million during the three and six months ended December 31, 2014, respectively.
All percentage amounts and ratios were calculated using the underlying data in whole dollars. We measure constant currency by converting the current period results into U.S. dollars at the average exchange rates in effect for the same period from the prior year.
Quarterly Dividend:
The Audit Committee of our Board of Directors approved the payment of a quarterly dividend of $0.195 per share of outstanding common stock and per outstanding restricted stock unit. The dividends are payable on March 3, 2015 to stockholders and restricted stock unit holders of record at the close of business on February 19, 2015.
Earnings Conference Call:
We will host our second quarter ended December 31, 2014 earnings call today at 5.00 p.m. (Eastern Time) – February 5, 2015. The conference call will be webcast live in listen-only mode and can be accessed by visiting the Investor Center section of the Solera website: www.solerainc.com. A webcast replay will be available on the website until 11:59 p.m. EST on February 19, 2015. A live audiocast will also be accessible to the public by calling (866) 953-6860 or from outside the U.S., (617) 399-3484. When prompted, the following access code is required: 25364475. Callers should dial in approximately 10 minutes before the call begins. For those unable to participate in the live audiocast, a replay will be available until 11:59 p.m. EST on February 19, 2015. To access the replay, dial (888) 286-8010 or from outside the U.S., (617) 801-6888, and enter the following access code when prompted: 29555491.

SOLERA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2014 AND 2013
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Revenues	$282,697	$238,915	$562,780	$456,943
Cost of revenues:
Operating expenses	72,437	54,758	140,969	104,509
Systems development and programming costs	25,480	21,636	51,382	41,208
Total cost of revenues (excluding depreciation and amortization)	97,917	76,394	192,351	145,717
Selling, general and administrative expenses (1)	75,591	71,087	157,467	136,194
Depreciation and amortization	39,368	29,594	77,366	54,697
Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	633	720	2,890	1,111
Acquisition and related costs	11,458	6,288	22,810	17,483
Interest expense	28,961	28,531	56,593	55,460
Other expense, net	17,818	61,502	18,281	62,217
	271,746	274,116	527,758	472,879
Income (loss) before provision for income taxes	10,951	(35,201)	35,022	(15,936)
Income tax provision	1,753	12,513	9,252	15,209
Net income (loss)	9,198	(47,714)	25,770	(31,145)
Less: Net income attributable to noncontrolling interests	4,751	3,339	8,959	6,217
Net income (loss) attributable to Solera Holdings, Inc.	$4,447	$(51,053)	$16,811	$(37,362)
Net income (loss) attributable to Solera Holdings, Inc. per common share:
Basic	$0.06	$(0.74)	$0.24	$(0.54)
Diluted	$0.06	$(0.74)	$0.24	$(0.54)
Dividends paid per share	$0.195	$0.17	$0.39	$0.34
Weighted-average shares used in the calculation of net income (loss) attributable to Solera Holdings, Inc. per common share:
Basic	68,057	68,829	68,263	68,833
Diluted	68,397	68,829	68,691	68,833

(1) Includes share-based compensation expense of $4.2 million and $9.0 million for the three months ended December 31, 2014 and 2013, respectively, and $14.3 million and $19.4 million for the six months ended December 31, 2014 and 2013, respectively.

SOLERA HOLDINGS, INC.
RECONCILIATION TO ADJUSTED EBITDA
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2014 AND 2013
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Net income (loss)	9,198	(47,714)	25,770	(31,145)
Add: Income tax provision	1,753	12,513	9,252	15,209
Net income (loss) before income tax provision	10,951	(35,201)	35,022	(15,936)
Add: Depreciation and amortization	39,368	29,594	77,366	54,697
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	633	720	2,890	1,111
Add: Acquisition and related costs	11,458	6,288	22,810	17,483
Add: Litigation related expenses	2,289	186	2,289	586
Add: Interest expense	28,961	28,531	56,593	55,460
Add: Other expense, net	17,818	61,502	18,281	62,217
Add: Stock-based compensation expense	4,208	9,011	14,312	19,398
Adjusted EBITDA	$115,686	$100,631	$229,563	$195,016

SOLERA HOLDINGS, INC.
RECONCILIATION TO ADJUSTED NET INCOME
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2014 AND 2013
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Net income (loss) attributable to Solera Holdings, Inc.	4,447	(51,053)	16,811	(37,362)
Add: Income tax provision	1,753	12,513	9,252	15,209
Net income (loss) attributable to Solera Holdings, Inc. before income tax provision	6,200	(38,540)	26,063	(22,153)
Add: Amortization of acquisition-related intangibles	28,725	20,988	56,240	38,409
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	633	720	2,890	1,111
Add: Acquisition and related costs	11,458	6,288	22,810	17,483
Add: Litigation related expenses	2,289	186	2,289	586
Add: Other expense, net excluding interest income	17,979	61,714	18,657	62,601
Add: Stock-based compensation expense	4,208	9,011	14,312	19,398
Adjusted Net Income before income tax provision	71,492	60,367	143,261	117,435
Less: Assumed provision for income taxes	(18,588)	(15,695)	(37,248)	(30,533)
Adjusted Net Income	$52,904	$44,672	$106,013	$86,902
Cash EPS:
Basic	$0.78	$0.65	$1.55	$1.26
Diluted	$0.77	$0.64	$1.54	$1.25
Weighted-average shares used in the calculation of Cash EPS:
Basic	68,057	68,829	68,263	68,833
Diluted	68,397	69,325	68,691	69,275

SOLERA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2014 AND JUNE 30, 2014
(In thousands, except per share amounts)
(Unaudited)

	December 31, 2014	June 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$393,037	$837,751
Accounts receivable, net of allowance for doubtful accounts of $5,082 and $5,098 at December 31, 2014 and June 30, 2014, respectively	152,418	153,150
Other receivables	21,566	23,002
Other current assets	50,606	35,594
Deferred income tax assets	31,846	8,184
Total current assets	649,473	1,057,681
Property and equipment, net	88,595	76,977
Goodwill	1,959,054	1,574,937
Intangible assets, net	872,521	584,756
Other noncurrent assets	20,202	13,012
Noncurrent deferred income tax assets	91,122	92,723
Total assets	$3,680,967	$3,400,086
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$47,376	$37,413
Accrued expenses and other current liabilities	213,286	216,828
Income taxes payable	24,129	15,179
Deferred income tax liabilities	4,568	13,332
Total current liabilities	289,359	282,752
Long-term debt	2,284,238	1,867,808
Other noncurrent liabilities	70,508	63,433
Noncurrent deferred income tax liabilities	137,185	106,295
Total liabilities	2,781,290	2,320,288
Redeemable noncontrolling interests	408,806	382,298
Stockholders’ equity:
Solera Holdings, Inc. stockholders’ equity:
Common shares, $0.01 par value: 150,000 shares authorized; 67,289 and 68,552 issued and outstanding as of December 31, 2014 and June 30, 2014, respectively	598,418	629,247
Retained earnings (accumulated deficit)	(7,448)	71,417
Accumulated other comprehensive loss	(108,960)	(12,688)
Total Solera Holdings, Inc. stockholders’ equity	482,010	687,976
Noncontrolling interests	8,861	9,524
Total stockholders’ equity	490,871	697,500
Total liabilities and stockholders’ equity	3,680,967	3,400,086

SOLERA HOLDINGS, INC.
SELECTED STATEMENT OF CASH FLOWS INFORMATION
FOR THE SIX MONTHS ENDED DECEMBER 31, 2014 AND 2013
(In thousands)
(Unaudited)

	Six Months Ended December 31,
	2014	2013
Net cash provided by operating activities	$79,869	$127,082
Net cash used in investing activities	(803,255)	(351,860)
Net cash provided by financing activities	292,968	465,123
Effect of foreign currency exchange rate changes on cash and cash equivalents	(14,296)	6,354
Net change in cash and cash equivalents	(444,714)	246,699
Cash and cash equivalents, beginning of period	837,751	464,239
Cash and cash equivalents, end of period	$393,037	$710,938

Supplemental cash flow information:
Cash paid for interest	$60,963	$61,538
Cash paid for income taxes	$34,906	$23,621

Supplemental disclosure of non-cash investing and financing activities:
Capital assets financed	$1,342	$287
Accrued contingent purchase consideration	$11,973	$1,469

SOLERA HOLDINGS, INC.
SUPPLEMENTAL REVENUE GROWTH INFORMATION
(Unaudited)

The tables below set forth the following supplemental information about revenue growth for our (i) consolidated group, (ii) Americas reporting segment and (iii) EMEA reporting segment:

	Q2 FY15	Q1 FY15	Q2 FY14	Sequential Change	Year/Year Change
As Reported Total Revenue Growth

Consolidated Group	18.3%	28.5%	14.2%	(10.1)%	4.1%
Americas	33.2%	50.1%	20.7%	(16.9)%	12.4%
EMEA	5.4%	11.4%	9.0%	(6.0)%	(3.6)%

	Q2 FY15	Q1 FY15	Q4 FY14	Q3 FY14	Q2 FY14
As Reported Total Revenue Growth

Consolidated Group	18.3%	28.5%	22.6%	22.3%	14.2%
Americas	33.2%	50.1%	35.8%	41.6%	20.7%
EMEA	5.4%	11.4%	11.9%	7.9%	9.0%

	Q2 FY15	Q1 FY15	Q2 FY14	Sequential Change	Year/Year Change
Constant Currency Total Revenue Growth (1)

Consolidated Group	23.8%	28.1%	13.4%	(4.3)%	10.4%
Americas	35.1%	50.8%	22.7%	(15.6)%	12.4%
EMEA	14.0%	10.2%	6.0%	3.7%	7.9%

	Q2 FY15	Q1 FY15	Q2 FY14	Sequential Change	Year/Year Change
Constant Currency Organic Revenue Growth (2)

Consolidated Group	7.9%	4.7%	3.7%	3.2%	4.2%
Americas	10.6%	3.1%	3.6%	7.5%	7.0%
EMEA	5.6%	6.0%	3.8%	(0.4)%	1.8%

	Q2 FY15	Q1 FY15	Q4 FY14	Q3 FY14	Q2 FY14
Constant Currency Total Revenue Growth (1)

Consolidated Group	23.8%	28.1%	20.6%	21.9%	13.4%
Americas	35.1%	50.8%	37.4%	44.7%	22.7%
EMEA	14.0%	10.2%	7.0%	5.0%	6.0%

	Q2 FY15	Q1 FY15	Q4 FY14	Q3 FY14	Q2 FY14
Constant Currency Organic Revenue Growth (2)

Consolidated Group	7.9%	4.7%	4.7%	5.6%	3.7%
Americas	10.6%	3.1%	3.3%	8.6%	3.6%
EMEA	5.6%	6.0%	5.7%	3.5%	3.8%

(1) Constant Currency Total Revenue Growth represents As Reported Total Revenue Growth for each period converted into U.S. dollars at the average exchange rates in effect for the same period from the prior year.
(2) Constant Currency Organic Revenue Growth represents Constant Currency Total Revenue Growth excluding the incremental revenue growth from businesses acquired since the same period from the prior year.

About Solera:
Solera is a leading provider of risk and asset management software and services to the automotive and property marketplace including the global P&C insurance industry. Solera is active in over 70 countries across six continents. The Solera companies include: Audatex in the United States, Canada, and in more than 45 additional countries; Informex in Belgium and Greece; Sidexa in France; ABZ and Market Scan in the Netherlands; HPI, CarweB and CAP Automotive in the United Kingdom; Hollander serving the North American recycling market; AUTOonline providing salvage disposition in a number of European and Latin American countries; IMS providing medical review services; Explore providing data and analytics to United States property and casualty insurers; Service Repair Solutions, a joint venture with Welsh, Carson, Anderson & Stowe, that provides solutions for the service, maintenance and repair market; and I&S, a provider of software and business management tools, third-party claims administration, first notice of loss and network management services to the U.S. auto and property repair industries, specializing in glass claims. For more information, please refer to the company's website at http://www.solerainc.com.

Cautions about Forward-Looking Statements:
This press release contains forward-looking statements, including statements about: our ability to provide new and existing risk and asset management software and services to our customers (including but not limited to insurers, OEMs, dealers, and the SMR industry) and our customer's customer to digitally manage the vehicle lifecycle; our expectations regarding our prospects and business outlook for fiscal year 2015; our expectations and beliefs regarding changes in foreign currency exchange rates; our effective tax rate; and statements about our operating performance, including revenue (both total revenue and organic revenue), Adjusted EBITDA, cash EPS, dividends, acquisitions, investments, joint ventures, common stock repurchases, our effective tax rate and other historical results or performance that may suggest trends for our business. These statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our reliance on a limited number of customers for a substantial portion of our revenues; unpredictability and volatility of our operating results, which include the volatility associated with foreign currency exchange risks, our sales cycle, seasonality, global economic conditions, acquisitions and other factors; risks associated with and possible negative consequences of acquisitions, joint ventures, divestitures and similar transactions, including regulatory matters and our ability to successfully integrate our acquired businesses; we may not complete any subsequent acquisitions of additional equity interests of SRS; the failure to realize the expected benefits from our joint venture with Welsh, Carson, Anderson & Stowe or our investment in or subsequent acquisition of SRS; our inability to successfully integrate SRS's business, including SRS's existing employees, infrastructure and service offerings, with our existing businesses at reasonable cost, or at all; our inability to pay (or finance, as applicable) the call price or put prices at our expected cost, or at all, and the possible reduction in our cash balance or increase in outstanding debt after payment of the closing purchase price, call price or put prices; successful integration of acquired businesses that operate in industries outside of our core market; risks associated with a diversified business; effects of competition on our software and service pricing and our business; time and expenses associated with customers switching from competitive software and services to our software and services; rapid technology changes in our industry; risks associated with operating in multiple countries; effects of changes in or violations by us or our customers of government regulations; use of cash to service our debt and effects on our business of restrictive covenants in our bond indentures; our ability to obtain additional financing as necessary to support our operations, including Mission 2020 ($2 billion in revenue and $840 million in Adjusted EBITDA by June 30, 2020); our reliance on third-party information for our software and services; costs and possible future losses or impairments relating to our acquisitions; the financial impact of future significant restructuring and severance charges; the impact of changes in our tax provision (benefit) or effective tax rate; our ability to pay dividends or repurchase shares in future periods; our dependence on a limited number of key personnel; effects of system failures or security breaches on our business and reputation; and any material adverse impact of current or future litigation on our results or business, including litigation with Mitchell International. For a discussion of these and other factors that could impact our operations or financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2014. Solera is under no obligation to (and specifically disclaims any such obligation to) update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Financial Measures
To supplement our financial results on a GAAP basis, we use a number of non-GAAP financial measures that management believes provide additional information with respect to the performance of our fundamental business activities and are also frequently used by securities analysts, investors and other interested parties to facilitate the evaluation of our business on a comparable basis to other companies. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
The three primary non-GAAP financial measures that we use are Adjusted EBITDA, Adjusted Net Income, and Cash EPS. We believe that Adjusted EBITDA, Adjusted Net Income and Cash EPS are useful to investors in providing information regarding our operating results. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. Adjusted EBITDA also allows us to compare our current operating results with corresponding prior periods as well as to the operating results of other companies in our industry. We present Adjusted Net Income and Cash EPS because we believe both of these measures provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income and Cash EPS provide investors with valuable insight into our profitability exclusive of unusual adjustments, and provide further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes.
Adjusted EBITDA, Adjusted Net Income and Cash EPS have limitations as analytical tools, and should not be considered in isolation or as a substitute for net income, net income per share and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA, Adjusted Net Income, and Cash EPS should not be considered as a replacement for GAAP net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income, and Cash EPS as supplemental information.

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Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income (loss) excluding (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (vi) other (income) expense, net, (vii) litigation related expenses, and (viii) acquisition and related costs. Acquisition and related costs include legal and professional fees and other transaction costs associated with completed and contemplated business combinations and asset acquisitions, costs associated with integrating acquired businesses, including costs incurred to eliminate workforce redundancies and for product rebranding, and other charges incurred as a direct result of our acquisition efforts. These other charges include changes to the fair value of contingent purchase consideration, acquired assets and assumed liabilities subsequent to the completion of the purchase price allocation, purchase price that is deemed to be compensatory in nature and incentive compensation arrangements with continuing employees of acquired companies.

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Adjusted Net Income is a non-GAAP financial measure that represents GAAP net income (loss) attributable to Solera Holdings, Inc. excluding (i) provision for income taxes, (ii) amortization of acquired intangible assets, (iii) stock-based compensation expense, (iv) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (v) other (income) expense, net excluding interest income, (vi) litigation related expenses, and (vii) acquisition and related costs. From this amount, we subtract an assumed provision for income taxes to arrive at Adjusted Net Income. During the three months ended December 31, 2014 and 2013, we assumed a 26% income tax rate, respectively, as an approximation of our long-term effective corporate income tax rate, which is a non-GAAP financial measure that includes certain benefits from net operating loss carryforwards, tax credits, tax deductible goodwill and amortization, and certain holding companies in low tax-rate jurisdictions.

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Cash EPS is a non-GAAP financial measure that represents Adjusted Net Income (as defined above) divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income (loss) attributable to Solera Holdings, Inc. per diluted common share.

SOURCE Solera Holdings, Inc.
+1-858-946-1676,
investor.relations@solerainc.com